Exhibit 10.9
EMPLOYMENT AGREEMENT
Accelevation LLC, a Delaware limited liability company (“Employer”), and Brent Jewell, a natural person (“Executive”) hereby enter into this “Employment Agreement”, on Friday, May
22nd, 2026, and agree as follows:
Employer and Executive desire to enter into this Agreement in respect of the employment of
Executive by Employer on the terms set forth herein, including the covenants and other obligations of Executive set forth in Sections 5 and 6.
1.Employment. Employer hereby employs Executive, and Executive hereby accepts such employment with Employer, on the terms set forth in this Agreement for the period beginning on June 15, 2026 (or such other date as mutually agreed by the parties hereto) (the
“Start Date”) and ending on the Termination Date pursuant to Section 4 (“Employment Period”).
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as the Chief
Operating Officer of the Company Group and shall report directly to the Chief Executive Officer.
Executive shall have the normal duties, responsibilities and authority implied by such position, subject to the customary oversight and authority of the Chief Executive Officer and the Board, including the authority to expand or limit such duties, responsibilities and authority.
3.Compensation and Benefits.
(a)Salary. During the Employment Period, Employer will pay Executive a base salary (the “Annual Base Salary”) at the rate of $600,000 per annum. The Annual Base
Salary shall be payable by Employer in regular weekly installments in accordance with
Employer’s general payroll practices in effect from time to time. The Annual Base Salary shall be reviewed and may be adjusted by the Board in its sole discretion from time to time.
(b)Performance Bonus. Executive shall be eligible during the Employment
Period to earn an annual target bonus opportunity equal to one hundred percent (100%) of
Executive’s Annual Base Salary (the “Target Performance Bonus”) based on the Company
Group’s performance and Executive’s performance against personal objectives for the applicable year as determined by the Board or Compensation Committee in its discretion (the “Performance
Bonus”).
Executive’s Target Performance Bonus for the calendar year in which the Start Date occurs shall be deemed earned at one hundred percent (100%) of the Target Performance Bonus and shall not be subject to proration based upon the Start Date.
Any Performance Bonus payable to Executive pursuant to this Agreement shall (x) be paid at the same time annual bonuses are generally payable to other senior executives of the Company
Group and (y) subject to Section 4(b), be payable only if Executive has been continuously employed by the Company Group through the payment date; provided, however, that no continued employment condition shall apply to any Performance Bonus earned for a completed calendar year.
(c)IPO Awards. Upon completion of an IPO during the Employment Period,
Executive will be eligible to receive an IPO award with an aggregate grant date value of
$10,000,000 on or within 30 days following completion of the IPO, of which (i) $5,000,000 will be paid to Executive in the form of either cash or fully vested shares of common stock of the IPO
Entity (the “IPO Stock Award”), as elected by Executive by delivery of written notice no later than 30 days prior to the expected completion date of the IPO and (ii) the remaining $5,000,000 will be granted to Executive in the form of restricted stock units in the IPO Entity (the “IPO RSU
Award”). The IPO RSU Award will vest during the Employment Period at the faster vesting rate between the following two vesting schedules at any point in time: (A) 12.5% of the IPO RSU
Award on the last day of each of the first 8 full calendar quarters that follow the completion of the IPO (the “Time-Vesting Schedule”) and (B) and in addition to, and not in lieu of or as an offset against, the Time Vesting Schedule, a percentage of the IPO RSU Award (the “Sell-Down
Vesting Percentage”) upon each time after the IPO that Investor (as defined in the LLC
Agreement) sells down equity securities in the Company Group then held by Investor (each such event, an “Investor Sell-Down Event”), with the Sell-Down Vesting Percentage upon an Investor
Sell-Down Event being equal to the percentage, of equity securities of the Company Group held by Investor as of immediately after the completion of the IPO, that are sold in the Investor Sell-
Down Event (the “Sell-Down Vesting Schedule”). For the avoidance of doubt, no Investor Sell-
Down Event, IPO Stock Award, IPO RSU Award, lock-up, blackout period or other restriction shall delay, offset, suspend, extend or otherwise slow the Time-Vesting Schedule, and the IPO
RSU Award shall continue to vest on each scheduled quarterly vesting date regardless of any prior or contemporaneous Investor Sell-Down Event, subject only to a 100% cumulative vesting cap.
By way of example, if at the IPO, Investor sells 20% of the equity securities of the Company
Group it then holds, and then subsequently sells 25% of the Investor’s remaining equity securities of the Company Group during the first calendar quarter after the IPO, the latter sale will constitute an Investor Sell-Down Event with the resulting the Sell-Down Vesting Percentage of the IPO RSU Award upon such Investor Sell-Down Event being 25%. In that example, 25%
of the IPO RSU Award would vest upon such Investor Sell-Down Event, and an additional
12.5% of the IPO RSU Award would vest at the end of such first full calendar quarter under the
Time-Vesting Schedule, for total vesting of 37.5% as of the end of such quarter, subject to the
100% cumulative vesting cap.
Notwithstanding the foregoing, any then outstanding and unvested portion of the IPO
RSU Award will fully vest upon the consummation of a change of control (or equivalent term to be defined in the Equity Incentive Plan (as defined below) of the IPO Entity (including via a sale to a strategic buyer or private equity firm) that occurs during the Employment Period or within twelve (12) months following a termination of Executive’s employment by Employer without
Cause or by Executive for Good Reason. Any IPO Stock Award and the IPO RSU Award will each be granted pursuant to, and subject entirely to the terms and conditions (including vesting and lock-up terms, as applicable) of, an equity incentive plan to be adopted by the IPO Entity in connection with the IPO (the “Equity Incentive Plan”) and the applicable award agreement thereunder approved by the governing board (or committee thereof) of the IPO Entity, each to be separately provided to Executive.
(d)Sale Transaction Bonus. Notwithstanding anything to the contrary, in the event that a Sale Transaction (as defined in the LLC Agreement) is consummated during the
Employment Period and prior to an IPO, then (i) Employer will pay Executive a one-time cash sale transaction bonus of $10,000,000 within 30 days following the consummation of such Sale
Transaction and (ii) the awards contemplated under Section 3(c) shall not apply such that
Executive will not be eligible to receive the awards contemplated therein.
(e)Relocation Bonus. Employer shall pay Executive a one-time relocation bonus of $50,000 (the “Relocation Bonus”), payable within thirty (30) days following
Executive’s relocation of Executive’s primary residence to the Dayton, Ohio metropolitan area, subject to applicable tax withholding. In the event Executive’s employment is terminated by
Employer for Cause or by Executive without Good Reason within twelve (12) months following the payment date of the Relocation Bonus, Executive shall repay the Relocation Bonus to
Employer as follows: (i) if such termination occurs within the first six (6) months following the payment date of the Relocation Bonus, Executive shall repay 100% of the Relocation Bonus; and
(ii) if such termination occurs after six (6) months but before twelve (12) months following the payment date of the Relocation Bonus, Executive shall repay 50% of the Relocation Bonus. No repayment obligation shall apply if Executive’s employment is terminated by Employer without
Cause, due to Executive’s Disability or death, or by Executive for Good Reason.
(f)Other Benefits. Executive will be entitled to participate in the benefit plans and programs made generally available to employees of Employer, including health and 401(k), subject in each case to applicable eligibility requirements. During the Employment Period,
Executive will be entitled to paid vacation consistent with Employer’s past practice, which may be taken at such times as are reasonable, taking into account the best interests of the Company
Group. Employer shall reimburse Executive for all reasonable costs and out-of-pocket expenses incurred by Executive in connection with the performance of Executive’s duties under this
Agreement in accordance with the Company Group’s standard policies (including expense verification policies) regarding the reimbursement of business expenses as in effect from time to time. Nothing in this Agreement will preclude the Company Group from amending or terminating any of the plans or programs applicable to employees of the Company Group.
4.Termination.
(a)Termination of Employment Period. The Employment Period shall terminate on the earliest of (i) 30 days after Executive provides written notice to Employer of
Executive’s resignation without Good Reason (provided that Employer may accelerate the effective date of such termination upon written notice to Executive without re-characterizing such termination from a resignation by Executive without Good Reason), (ii) upon written notice by Executive to Employer of Executive’s resignation for Good Reason (subject to the notice, cure opportunity and other procedural requirements thereof), (iii) Executive’s Disability or death and (iv) upon written notice by Employer to Executive of the termination of Executive’s employment by Employer for any reason (the date the Employment Period terminates for any reason, “Termination Date”).
(b)Severance. If, following the date hereof, Executive’s employment is terminated by Employer without Cause (and not due to Executive’s Disability or death) or by
Executive for Good Reason, then Employer shall pay to Executive, as special severance, (i) an amount equal to Executive’s Annual Base Salary during the Severance Period, payable in equal installments on Employer’s regular salary payment dates in conformity with Employer’s general payroll practices, (ii) any Performance Bonus actually earned pursuant to Section 3(b) above for the calendar year completed prior to the calendar year in which the Termination Date occurs but unpaid as of the Termination Date, which Performance Bonus (if earned) shall be payable in accordance with Section 3(b) and (iii) a pro-rata portion of Executive’s Performance Bonus for the calendar year in which the Termination Date occurs based on actual achievement of the applicable bonus objectives and/or conditions as determined by the Board or a committee thereof for such calendar year (determined by multiplying the amount of the Performance Bonus that would be payable for the full calendar year by a fraction, the numerator of which shall be equal to the number of days during the calendar year of termination that Executive is employed by
Employer hereunder and the denominator of which is 365 days). Notwithstanding anything to the contrary herein, (x) Executive shall not be entitled to receive any payments pursuant to this
Section 4(b) (and Executive shall forfeit all rights to such payments) unless Executive has executed and delivered to Employer a general release in favor of the Company Group substantially in the form attached hereto as Exhibit A (the “General Release”) and such General
Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within 60 calendar days after the Termination Date, and (y) Executive shall be entitled to receive (and retain) such payments pursuant to this Section 4(b) only so long as
Executive has not failed to comply with the General Release or Section 5 or Section 6 hereof, in each case as determined by the Board.
(c)Code Section 409A. Any amounts payable pursuant to Section 4(b) shall not be paid until the first scheduled payment date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Termination Date if such deferral had not been required; provided, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal
Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code
Section 409A”) shall not be paid until the first regularly scheduled payroll date after the 60th day following such Termination Date to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, then the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Termination Date if such deferral had not been required.
(d)Earned Benefits. If the Employment Period is terminated for any reason at any time, then Executive shall (x) receive all earned but unpaid Annual Base Salary through such
Termination Date, (y) be reimbursed by Employer for expenses incurred by Executive prior to the Termination Date that are reimbursable pursuant to Section 3(f) and (z) retain any vested benefits under Employer’s employee benefit plans in accordance with the terms thereof as then in effect.
(e)No Other Benefits. Except as otherwise expressly provided herein,
Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company Group after the Termination Date and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Termination Date shall cease and be forfeited on such termination or expiration of the Employment Period, other than those expressly required under applicable law
(such as COBRA).
(f)Right of Offset. Employer may offset any bona fide obligations that
Executive owes the Company Group against any amounts the Company Group owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.
5.Confidential Information.
(a)Executive acknowledges that the Company Group operates in a highly competitive industry and that the Company Group’s success depends in part on protecting the confidentiality of all trade secrets and other Confidential Information of the Company Group, including as specified in this Section 5. As such, the Company Group has and will continue to develop, compile and own certain Confidential Information that has great value in its businesses.
Executive acknowledges that the Company Group takes reasonable steps to protect the confidentiality of such Confidential Information, including limiting access to Confidential
Information and having employees with access to Confidential Information sign confidentiality agreements. Subject to the limitations set forth herein (including Section 5(h) with respect to protected whistleblower activity), Executive will not at any time (whether during or after the
Employment Period) directly or indirectly through any other Person (i) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company Group)
or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than the Company Group’s professional advisors who are bound by confidentiality obligations), any Confidential Information.
(b)“Confidential Information” shall include (i) all information of a confidential or proprietary nature (whether or not specifically labeled or identified as
“confidential”), in any form or medium, that relates to the business, products, services, research and development, relationships, Proprietary Rights and goodwill of the Company Group and its suppliers, customers, licensors, licensees, independent contractors and other material business relations; (ii) individual requirements and specifications of and specific contractual arrangements with suppliers, distributors, customers, independent contractors and other material business relations; (iii) trade secrets, business processes and other methods, designs, techniques, formulae and know-how of systems and operations relating to the Company Group’s products or services

(including product or service road maps, research projects, planned products or services and future releases) and compilations of data and analyses, research and development information and records, reports, manuals, documentation, models, data and data bases relating thereto; (iv)
inventions, innovations, improvements, developments and all similar or related information
(whether or not patentable) in respect of the products and services of the Company Group; (v)
corporate business structure and business units of the Company Group; (vi) internal business information of the Company Group (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (vii) acquisition plans, targets and strategies of the Company
Group; and (viii) financial and other business or strategic information of Olympus and its affiliated investment vehicles and management entities; provided, that Confidential Information shall not include any information that is generally known to the industry or the public, in each case other than as a result of Executive’s breach of this Agreement. In the event Executive is required by law to disclose Confidential Information, Executive shall, to the extent permitted by applicable law, give prompt written notice to Employer of such requirement prior to any such disclosure, disclose no more information than is so required and, at the sole expense of
Employer, cooperate with any attempts by Company Group to obtain a protective order or similar treatment.
(c)On a termination of the Employment Period for any reason, Executive shall (i) cease and not thereafter use any Confidential Information; (ii) immediately destroy, delete or return to Employer, at Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in
Executive’s possession or control (including any of the foregoing stored or located in
Executive’s office, home, laptop or other computer, whether or not Company Group property)
that contain Confidential Information; (iii) notify and fully cooperate with the Company Group regarding the delivery or destruction of any other Confidential Information of which Executive is or at any later time becomes aware; and (iv) promptly provide written confirmation to the
Company Group in respect the return or destruction of Confidential Information pursuant to the terms hereunder. For the avoidance of doubt, the provisions of this Section 5 are in addition to, and not in lieu of, any other confidentiality obligations or other protective covenants to which
Executive may be subject.
(d)Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential
Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company
Group’s actual or anticipated business, research and development, or then existing products or services and that are conceived, developed, contributed to, made, or reduced to practice by
Executive (either solely or jointly with others) while employed by or on behalf of the Company
Group (including any of the foregoing that constitutes any proprietary information or records)
(“Work Product”) belong to the Company Group and Executive hereby assigns, and agrees to assign, all of Executive’s right, title and interest in and to the above Work Product to the

Company Group. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for the Company Group shall be deemed a “work made for hire”
under the copyright laws, and the Company Group shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company Group all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work
Product and copyrightable work to the Board and perform all actions reasonably requested by the
Board (whether during or after the Employment Period) to establish and confirm the Company
Group’s ownership (including assignments, consents, powers of attorney and other instruments).
(e)Executive understands that the Company Group has received or will receive from third parties confidential or proprietary information (“Third Party Information”)
that may be subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone
(other than personnel of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with Executive’s work for the Company Group, Third Party Information unless expressly authorized in writing by the
Board or its designee.
(f)During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.
(g)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that
—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(h)Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Company Group, Employer, Executive, any other individual or entity or their respective attorneys from (i) reporting possible violations of applicable law or regulation to, or initiating communications directly with, cooperating with,

providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency, official(s) or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the
Securities and Exchange Commission, the Congress, and any agency Inspector General, and any other governmental agency or commission (collectively, “Governmental Authorities”) regarding a possible violation of any law, (ii) making other disclosures under the whistleblower provisions of applicable law, rule or regulation, (iii) responding to any inquiry or legal process from any such Governmental Authorities; or (iv) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law.
Nothing in this Agreement requires, and Executive does not need, the prior authorization of
Employer or any other entity or individual to make any such reports or disclosures and Executive shall not be required to notify Employer or any other entity or individual that such reports or disclosures have been made.
6.Non-Competition; Non-Solicitation; Non-Disparagement. Executive agrees and acknowledges that Executive has and will become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that
Executive’s services have been and will be of special, unique and extraordinary value to the
Company Group and therefore, Executive further agrees that:
(a)Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, including through causing another Person to, either for Executive or for any other Person, own any interest in, invest in, manage, control, participate in, consult with, be employed or engaged by, render services for, permit Executive’s name to be used in or in any other manner engage in any business or enterprise competing with the business of the Company
Group (as such businesses exist or are in process during the Employment Period) within any city, state, county, municipality, locale or jurisdiction in North America or any other geographic region, in each case in which the Company Group does business during the Employment Period
(or such reasonable scope as would be recognized to the fullest extent under applicable law if applied). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner.
Nothing herein shall prohibit Executive from being a passive owner of not more than two percent
(2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as
Executive has no active participation in the business of such corporation.
(b)Non-Solicitation. During the Restricted Period, Executive shall not directly or indirectly, including through another Person (i) solicit or induce or attempt to solicit or induce any employee or individual independent contractor of the Company Group to leave the employ or engagement of the Company Group, or in any way interfere in a manner adverse to the Company Group with the relationship between the Company Group and any employee or individual independent contractor thereof; or (ii) solicit or induce or attempt to solicit or induce any customer, distributor, supplier, manufacturer, licensee, sales agent, licensor or other material business relation of the Company Group (x) about which Executive has Confidential Information
(or in respect of whom Executive has access to Confidential Information), (y) with whom

Executive has done business with or has a personal contact in connection with Executive’s employment by or on behalf of Employer or the Company Group or (z) that is otherwise known by Executive through the opportunity of employment by or on behalf of Employer or the
Company Group (each, a “Business Relation”) to cease or refrain from doing business with, or otherwise modify adversely its relationship with, the Company Group or in any way interfere with the relationship (or prospective relationship) between any Business Relation and the
Company Group.
(c)Non-Disparagement. Subject to Section 5(h), Executive will not at any time (whether during or after the Employment Period), directly or indirectly, make any negative or disparaging statements or communications regarding the Company Group or Olympus (or any of their respective direct or indirect equityholders, investors, members, managers, partners, directors, officers, employees, independent contractors, representatives, advisors, businesses, clients, customers, products or services); provided, that this Section 6(c) shall not prohibit truthful testimony in any legal proceeding.
(d)Remedies. Because Executive’s services are unique and because Executive has access to Confidential Information, Executive acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of any of the provisions of
Section 5 or this Section 6 and that the harm in respect of any such breach or threatened breach would be irreparable. Executive acknowledges and agrees that, in such event, the Company
Group and their respective successors or assigns shall, in addition to (and not in lieu of) any other rights and remedies existing in their favor, be entitled to specific performance, injunctive
(whether temporary, preliminary or permanent, as applicable) and/or other relief in equity from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of Section 5 or this Section 6. Any injunction shall be available without the posting of any bond or other security.
(e)Additional Acknowledgments. Executive acknowledges and agrees that:
(i)the Company Group has a protectable interest in its goodwill,
Confidential Information (including trade secrets) and in preventing unfair competition from former employees and agents;
(ii)the provisions of Section 5 and this Section 6 are in addition to, and not in limitation of, any other confidentiality, non-competition, non-solicitation, non-
disparagement or other similar arrangements between or among Executive and the Company
Group and in consideration of employment with the Company Group and additional other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;
(iii)Executive’s duties and responsibilities place Executive in a position to have knowledge of the businesses and Business Relations of the Company Group, the locations where the Company Group engages or actively plans to engage in businesses and the employees and contractors of the Company Group;

(iv)(x) the value of the Company Group’s trade secrets and other
Confidential Information arises from the fact that such information is not generally known in the marketplace, (y) the Company Group’s trade secrets and other Confidential Information will have continuing vitality during and after the Employment Period and (z) Executive has and will have such substantial, significant and critical knowledge of the Company Group’s processes, trade secrets and other Confidential Information that, if Executive were to disclose such information or use such information in violation of this Agreement then Executive would cause irreparable harm to the Company Group;
(v)without limiting the foregoing, the trade secrets and other
Confidential Information of the Company Group is so integral to Executive’s position at the
Company Group that if during the Restricted Period Executive accepts a position with or provides services to an entity that competes with any of the businesses of the Company Group such that Executive’s position or provision of services overlaps with Executive’s current position or services, Executive would inevitably use and/or disclose the trade secrets, processes and other
Confidential Information in performing such services;
(vi)the restrictions contained in Section 5 and this Section 6 (x) serve a legitimate interest of Employer and the Company Group to protect the protectable interest of the
Company Group, including the goodwill associated with its businesses; (y) are reasonable with respect to subject matter, time period, scope and geographical area and, in any case, no broader than necessary to protect that interest; and (z) do not unreasonably impose limitations on
Executive’s ability to earn a living;
(vii)the potential harm to the Company Group of the non-enforcement of the restrictions contained in Section 5 and this Section 6 outweighs any potential harm to
Executive of such enforcement by injunction or otherwise; and
(viii)Executive has carefully read this Agreement, has given careful consideration (after consultation with legal counsel) to the restraints imposed on Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information and the Company Group’s business interests.
(f)If, at the time of enforcement of any of Section 5 or this Section 6, a court shall hold that the duration, scope or geographical area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated
duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.
7.Definitions.
“Affiliate” means, with respect to any particular Person, any other Person that controls, is controlled by or is under common control with such Person or an Affiliate of such
Person.

“Board” means the board of managers of Topco.
“Cause” means Executive has (i) committed, been indicted for, been convicted of, or pled guilty or nolo contendere to, any felony, any act of embezzlement, fraud, theft or dishonesty involving any member of the Company Group, or any crime involving moral turpitude; (ii) operated any motor vehicle under the influence of alcohol or illegal drugs in a manner that would violate any law; (iii) failed to submit to any drug or alcohol testing as and when requested by the Company Group; (iv) failed to follow any lawful direction communicated to Executive by the Board or Executive’s supervisor (other than due to Executive’s illness or
Disability), which failure, if capable of being cured is not cured within 10 days following written notice thereof to Executive; (v) acted with gross negligence or willful misconduct in respect of
Executive’s duties under this Agreement; (vi) been continuously or repeatedly absent from the workplace, unless such absences are (x) in compliance with the terms of this Agreement or the
Company Group’s policies (including vacation policies), (y) a result of Executive’s illness or
Disability or (z) otherwise authorized by applicable law, such as to care for a family member under the Family & Medical Leave Act; (vii) used any alcohol or illegal drugs or abused any prescription drugs, in each case, that would reasonably be expected to interfere with the performance of Executive’s obligations under this Agreement; (viii) engaged in misconduct that results in reputational harm to the Company Group; (ix) engaged in conduct creating a material conflict of interest in violation of Company policy; or (x) materially breached any provision of this Agreement or any other agreement with, or policy of, the Company Group, which material breach, if capable of being cured, is not cured within 10 days following written notice thereof to
Executive.
“Company Group” means, collectively, Topco, the IPO Entity and their respective direct and indirect subsidiaries and, where applicable, any of Topco, the IPO Entity or any such direct or indirect subsidiary.
“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 90 calendar days or for 120 calendar days (whether or not continuous) in any 365-day period, as determined by an independent, legally qualified doctor selected by Employer’s health or disability insurer.
“Good Reason” means, without Executive’s consent, (i) a material diminution of
Executive’s title, duties, responsibilities or reporting authority (provided that, (A) neither a mere change in title alone nor reassignment following a direct or indirect change in control of
Employer to a position that is substantially similar to the position and with materially the same responsibilities held prior to such change in control shall in and of itself constitute a material diminution of Executive’s duties or responsibilities and (B) in the event that Employer reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, Employer may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder or take any similar action, and in no event shall any such suspension or other action constitute Good Reason or otherwise constitute a breach hereunder; provided that, no such suspension shall alter Employer’s obligations under this

Agreement during such period of suspension), (ii) a material reduction in Executive’s Annual
Base Salary, Target Performance Bonus, IPO Award opportunity under Section 3(c), or a material reduction in other executive benefits generally provided to similarly situated executives
(iii) except for ordinary course business travel in the course of Executive’s duties, a relocation of
Executive’s primary place of employment by more than fifty miles from its then current location;
provided, that in order for a resignation by Executive for Good Reason to become effective, (x)
Executive must deliver written notice to Employer within 60 days of the first occurrence of the applicable circumstance or event, (y) Employer must fail to cure such circumstance or event within 60 days following receipt of such notice and (z) Executive must resign within 60 days following such failure to cure by Employer.
“IPO” means a bona fide underwritten initial public offering of equity securities of an IPO Entity pursuant to an effective registration statement filed under the Securities Act (as defined in the LLC Agreement) pursuant to which such equity securities are listed on the New
York Stock Exchange or the Nasdaq Stock Market or any other exchange as determined by the
Board.
“IPO Entity” means any of (i) Topco, (ii) a direct or indirect subsidiary of Topco or (iii) a direct or indirect parent of Topco, in each case, the equity securities through which an
IPO occurs.
“LLC Agreement” means the Amended and Restated Limited Liability Company
Agreement of Topco, dated January 2, 2025, as amended, restated or otherwise modified from time to time.
“Olympus” means Investor and any of its Affiliates.
“Person” means a natural person, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin, and all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated therewith; (iii) works of authorship (whether or not copyrightable), copyrights and copyrightable works; (iv) registrations, applications for registration, and renewals of any of the foregoing; (v) computer software
(including (w) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, schematics, flowcharts and other work product used to design, plan, organize or develop any of the foregoing, and (z) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing); (vi) all other intellectual property and proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Restricted Period” means collectively, the Employment Period and the twelve-
month period immediately thereafter.
“Severance Period” means the period commencing on the Termination Date and ending on the date that is twelve months after the Termination Date.
“Topco” means Accelevation Topco LLC, a Delaware limited liability company.
8.Notices. All notices, requests, demands, waivers, instructions or other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given only if emailed, mailed or delivered to a party hereto at the applicable address or email address set forth below (or such other addresses and/or with such other copies as are specified in writing by the parties hereto):

If to Employer:

Accelevation LLC 9555 N. Springboro Pike; Suite 400 Miamisburg, OH 45342 Attention: Michael Rubiera Email:****

with copies to (which shall not constitute notice to Employer):

Olympus Growth Fund VIII, L.P. Metro Center, 4th Floor One Station Place Stamford CT 06902 Attention: Matt Boyd; Matt Bujor Email:****; ****

and

Kirkland & Ellis LLP 555 California Street, 27th Floor San Francisco CA 94101 Attention: Matthew Goulding, P.C.; Matt Dunnet Email: ****; ****

If to Executive, to the address on file from time to time with Employer.
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, on the earlier of written confirmation of receipt and five (5) days after deposit in the U.S. mail.
9.General Provisions.
(a)Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including any offer letter, summary of employment terms or otherwise). Notwithstanding the foregoing, the covenants contained in Section 5 and Section 6 (x) are intended to co-exist with and are not affected by any covenants contained in other agreements to which Executive and the Company
Group is or may become parties (including any incentive equity or similar agreement), (y) are independently enforceable and (z) do not supersede such other covenants.
(b)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable provision shall be modified to the extent necessary to allow for enforceability to the fullest extent permitted by law and to give effect to the original intent of the parties to the extent possible.
(c)Governing Law; Choice of Law. The laws of the state of Ohio shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the state of Ohio or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Ohio. Each party to this
Agreement hereby waives all rights to trial by jury in any action, suit or proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. Each of the parties hereto submits to the jurisdiction of the state and federal courts in
Ohio in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court.
Each party hereto also agrees not to bring any proceeding arising out of or relating to this
Agreement in any other court, provided that in connection with a breach or alleged breach by
Executive of any of the provisions of Section 5 or Section 6 hereof, the Company Group may bring an action for an injunction or specific performance in any court of competent jurisdiction.
Nothing in this Section 9(c), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(d)Remedies. The Company Group shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Without limiting Section 6(d), the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this
Agreement and that any party shall be entitled to seek from any court of law or equity of competent jurisdiction (without posting any bond or deposit or proving monetary damages or the insufficiency thereof) specific performance or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(e)Insurance. The Company Group, at its discretion, may apply for and procure in its own name and for its own benefit key man, life or disability insurance on
Executive in any amount or amounts considered advisable. Executive agrees to cooperate, at the expense of Employer, in any medical or other examination, supply any reasonable information and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance or, in the event Executive is disabled, with respect to obtaining a determination from an independent, legally qualified medical doctor of whether Executive’s condition constitutes a Disability.
(f)Indemnification; D&O Insurance. To the fullest extent permitted by applicable law and the Company Group’s governing documents, Employer shall indemnify, defend and hold harmless Executive, and advance expenses to Executive, for all claims, actions, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to Executive’s service as an officer, employee, fiduciary or agent of the Company
Group or any related entity. During the Employment Period and for at least six (6) years thereafter, Executive shall be covered by directors’ and officers’ liability insurance on terms no less favorable than those applicable to similarly situated senior executives of the Company
Group. The rights under this Section are in addition to, and not in limitation of, any rights to indemnification, advancement or insurance under applicable law, governing documents or any separate indemnification agreement.
(g)Executive’s Cooperation. During the Employment Period and thereafter,
Executive shall cooperate with the Company Group in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the
Company Group (including Executive being available to the Company Group on reasonable notice for interviews and factual investigations, appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the
Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company Group requires Executive’s cooperation in accordance with this paragraph after the Employment Period, Employer shall reimburse Executive for reasonable travel expenses on submission of receipts.

(h)Indemnification/Reimbursement of Payments on Behalf of Executive. The
Company Group shall be entitled to deduct or withhold from any amounts owing from the
Company Group to Executive any federal, state, local or foreign withholding taxes, excise taxes or employment taxes imposed with respect to Executive’s compensation or other payments from the Company Group or Executive’s ownership interest in the Company Group, including wages, bonuses, distributions or the receipt or vesting of options or incentive equity. In the event the
Company Group does not make any deductions or withholdings from amounts paid to Executive of the type referred to in the preceding sentence, Executive shall fully indemnify and promptly pay over to the Company Group (for further payment to a government entity to the extent not previously paid) the amount of any such taxes, and if such failure to deduct or withhold is not a result of the Company Group’s negligence or omission, the amount of any interest, penalties and related expenses thereto.
(i)Survival. Sections 4 through 9 shall survive any termination of this
Agreement.
(j)Corporate Opportunity. During the Employment Period, (x) Executive
shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the
Company Group at any time during the Employment Period (“Corporate Opportunities”) and (y)
unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any
Corporate Opportunities on Executive’s own behalf.
(k)Miscellaneous. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes”
and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words
“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement unless otherwise noted. The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement. Unless otherwise indicated
herein, determinations made by the Board shall be made in the Board’s sole discretion. This
Agreement may be executed in counterparts and delivered by email. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by
Executive, Employer and their respective successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of Employer. Notwithstanding anything to the contrary herein, Employer may assign this Agreement to any member of the Company Group at any time without

Executive’s consent. This Agreement may be amended and waived only with the prior written consent of Employer and Executive. Without limiting the foregoing, the Board may amend any restrictive covenant provisions or obligations without the consent or approval of Executive to provide for less restrictive limitations as to duration, geographical area, scope of activity to be restrained, or to incorporate legal developments. Any such less restrictive limitations may, in the
Board’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or federal holiday, the time period shall be automatically extended to the business day immediately following such Saturday,
Sunday or federal holiday.
(l)Code Section 409A Compliance.
(i)The intent of the parties is that payments and benefits under this
Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.
Notwithstanding the foregoing, in no event whatsoever shall Company Group be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)A termination of employment shall not be deemed to have
occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits on or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this
Agreement, if Executive is deemed on the date of termination to be a “specified employee”
within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code
Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-
month period measured from the date of such “separation from service” of Executive, and (B)
the date of Executive’s death, to the extent required under Code Section 409A. On the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9(k)(ii)
(whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section
409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by

Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and
(C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Employer.
(m)Code Section 280G. If any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such
Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise
Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the relevant change in control (within the meaning of Code Section
280G) shall perform the foregoing calculations. Any good faith determinations of Employer made hereunder based on the calculations of the foregoing accounting firm shall be final, binding and conclusive on all Persons. Any reduction in payments and/or benefits pursuant to this
Section 9(l) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
Notwithstanding anything to the contrary in this Agreement, if, in connection with any change in ownership or control, IPO, or other transaction or event that constitutes or may reasonably be expected to constitute a change in ownership or control within the meaning of Section 280G of the Code, any payment or benefit to be received or retained by Executive, whether pursuant to this Agreement or otherwise, would or may reasonably be expected to constitute a “parachute payment” within the meaning of Section 280G of the Code and result in the imposition of the excise tax under Section 4999 of the Code, then, before applying any reduction or cutback under this Section 9(l), Employer shall, and shall cause the applicable member of the Company Group, to the extent the shareholder approval exemption under Section 280G(b)(5)(A)(ii) and Section
280G(b)(5)(B) of the Code is available, use reasonable best efforts to submit such payment or benefit, or such portion thereof as is necessary or advisable, for approval by the shareholders, members, partners or other equityholders whose approval is required under Section 280G of the
Code and the Treasury Regulations promulgated thereunder. For purposes of this Section, “280G
Approval” means approval intended to satisfy Section 280G(b)(5)(B) of the Code and Treasury
Regulation Section 1.280G-1, Q/A-7, including, to the extent applicable, approval by more than

75% of the voting power entitled to vote for such purpose, after full and truthful disclosure to all persons entitled to vote of all material facts concerning the payments or benefits that would, absent such approval, constitute parachute payments. In furtherance of the foregoing, Employer shall, and shall cause the applicable member of the Company Group to: (i) provide Executive and Executive’s legal and tax advisors with copies of the proposed calculations, disclosure materials, shareholder consent, ballot and any waiver or contingent waiver reasonably in advance of delivery to the applicable shareholders or equityholders, and consider in good faith any reasonable comments thereto; (ii) prepare and distribute disclosure materials that are intended to satisfy the adequate disclosure requirements of Section 280G(b)(5)(B) of the Code and the
Treasury Regulations promulgated thereunder; (iii) solicit the requisite 280G Approval prior to the consummation of the applicable transaction or event; (iv) not take any action, or omit to take any action, for the purpose of frustrating or avoiding the 280G Approval process; and (v) bear all fees, costs and expenses of the foregoing process. Executive shall reasonably cooperate with such 280G Approval process, including by executing, prior to the applicable vote, a customary contingent waiver of Executive’s right to receive or retain the applicable payments or benefits, but only to the extent required for the 280G Approval to be effective and only with respect to the minimum portion of such payments or benefits that the applicable accounting firm, compensation consultant or tax counsel determines is necessary to avoid the imposition of the excise tax under
Section 4999 of the Code if 280G Approval is not obtained. Any such waiver shall be effective only if, and only to the extent that, the requisite 280G Approval is not obtained, and shall be void ab initio with respect to any payments or benefits that are approved pursuant to the 280G
Approval process.
*****
{Signature Page to Employment Agreement}
Each of Employer and Executive has executed this Employment Agreement as of the date first above written.

EMPLOYER:

ACCELEVATION LLC

By:	/s/ Michael Rubiera
Name:	Michael Rubiera
Title:	CEO
{Signature Page to Employment Agreement}

EXECUTIVE:

By:	/s/ Brent Jewell
Brent Jewell